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                                                                    EXHIBIT 10.9

                                                                  CONFORMED COPY

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                              INVESTMENT AGREEMENT

                                      among

                               RACI HOLDING, INC.

                                       and

                 THE CLAYTON AND DUBILIER PRIVATE EQUITY FUND IV
                               LIMITED PARTNERSHIP

                                       and

                   BRUCKMANN, ROSSER, SHERRILL & CO. II, L. P.

                          Dated as of December 19, 2002

================================================================================

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                                                                  CONFORMED COPY

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

ARTICLE I INVESTMENT ...................................................2

    1.1  Sale and Purchase of Shares....................................2
    1.2  Closing........................................................2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF C&D FUND IV ...............3

    2.1  Organization...................................................3
    2.2  Authorizations, etc............................................3
    2.3  No Conflicts; Consents and Approvals, etc......................3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RACI .....................4

    3.1  Corporate Status and Authority.................................4
    3.2  No Conflicts; Consents and Approvals, etc......................5
    3.3  Capitalization.................................................5
    3.4  Title to Investor Shares.......................................6
    3.5  Material Subsidiaries..........................................6
    3.6  SEC Reports and Financial Statements...........................6
    3.7  Absence of Undisclosed Liabilities.............................7
    3.8  Real Property; Assets..........................................7
    3.9  Contracts......................................................8
    3.10 Employment Matters, etc........................................8
    3.11 Intellectual Property..........................................9
    3.12 Governmental Authorizations; Compliance with Law..............10
    3.13 Litigation....................................................10
    3.14 Taxes   ......................................................11
    3.15 Absence of Changes............................................11
    3.16 Environmental Matters.........................................12
    3.17 Affiliate Transactions........................................13
    3.18 Brokers.......................................................13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR .............13

    4.1  Corporate Status and Authority................................13
    4.2  No Conflicts; Consents and Approvals, etc.....................14
    4.3  Financial Ability to Perform..................................14
    4.4  Litigation....................................................14
    4.5  Investment Intention..........................................14
    4.6  Ability to Bear Risk..........................................15
    4.7  Access to Information.........................................15

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                                                                  CONFORMED COPY

                                TABLE OF CONTENTS
                                   (continued)

                                                                     PAGE
                                                                     ----

    4.8  Brokers.......................................................15

ARTICLE V COVENANTS ...................................................15

    5.1  Satisfaction of Closing Conditions............................15
    5.2  Access and Information........................................16
    5.3  Publicity.....................................................16
    5.4  Conduct of Business, etc......................................16
    5.5  Certain Transactions..........................................17
    5.6  Compliance with Securities Laws...............................20
    5.7  Legends.......................................................20

ARTICLE VI CONDITIONS PRECEDENT .......................................22

    6.1  Conditions to Obligations of Both Parties.....................22
    6.2  Conditions to Obligations of RACI.............................22
    6.3  Conditions to Obligations of the Investor.....................23

ARTICLE VII DEFINITIONS ...............................................24

    7.1  Definition of Certain Terms...................................24

ARTICLE VIII GENERAL PROVISIONS .......................................29

    8.1  Non-survival of Representations, Warranties and Agreements....29
    8.2  Modification; Waiver..........................................30
    8.3  Entire Agreement..............................................30
    8.4  Certain Limitations...........................................30
    8.5  Termination...................................................30
    8.6  Fees and Expenses.............................................32
    8.7  Further Actions...............................................32
    8.8  Notices.......................................................32
    8.9  Assignment....................................................33
    8.10 No Third Party Beneficiaries..................................34
    8.11 Counterparts..................................................34
    8.12 Interpretation................................................34
    8.13 Governing Law.................................................34
    8.14 Consent to Jurisdiction, etc..................................34
    8.15 Specific Performance..........................................35
    8.16 Waiver of Punitive and Other Damages and Jury Trial...........35

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                                                                  CONFORMED COPY

                              INVESTMENT AGREEMENT

         INVESTMENT AGREEMENT, dated as of December 19, 2002, among Bruckmann, Rosser, Sherrill & Co. II, L. P., a Delaware limited partnership, (the "Investor"), RACI Holding, Inc., a Delaware corporation ("RACI") and The Clayton and Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"). Capitalized terms used in this Agreement have the meanings set forth in Article VII.

         WHEREAS, C&D Fund IV owns 750,000 shares of Class A common stock, par value $.01 per share, of RACI ("Common Stock"), representing approximately 87.1 % of the capital stock of RACI, on a fully-diluted basis, taking into account all Options and Deferred Shares;

         WHEREAS, the Investor wishes to subscribe for and purchase from RACI shares of Common Stock and RACI wishes to issue the Investor Shares to the Investor, on the terms and conditions and for the consideration set forth in this Agreement (the "Investment");

         WHEREAS, certain employees, members of management and directors of RACI and its wholly-owned subsidiary, Remington Arms Company, Inc., a Delaware corporation ("Remington", and together with RACI, the "Company") may wish to subscribe for and purchase from RACI additional shares of Common Stock for an aggregate purchase price of up to $6 million;

         WHEREAS, Remington proposes to refinance the indebtedness under (i) its 9.5% Senior Subordinated Notes due 2003, governed by the Indenture, dated November 30, 1993 (the "Existing Indenture" and such indebtedness, the "Existing High Yield Debt"), which will mature on December 1, 2003, and to issue new senior notes in an aggregate amount equal to at least $175 million (the "New High Yield Debt"), and (ii) its $170 million revolving credit facility (the "Existing Credit Facility") made available under the Credit Agreement, dated November 30, 1993 (the "Existing Credit Agreement"), and to enter into a new senior secured credit agreement for an amount equal to at least $100 million (the "New Credit Facility");

         WHEREAS, RACI wishes to (i) repurchase a portion of the outstanding shares of Common Stock at a per share purchase price equal to the Purchase Share Price (as defined below) in cash and the issuance of a senior note or notes, and
(ii) to cancel, redeem, repurchase or make a special payment in respect of all or a portion of the vested Options and Deferred Shares on the terms and conditions set forth in this Agreement;

         WHEREAS, C&D Fund IV wishes to sell a portion of its shares of Common Stock to RACI; and

         WHEREAS, RACI, the Investor and C&D Fund IV propose to enter into a shareholders agreement that will govern their relationship following the closing of the Investment,

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   INVESTMENT

         1.1   Sale and Purchase of Shares.

         Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained in this Agreement, at the Closing provided for in Section 1.2, the Investor hereby subscribes for and will purchase, and RACI will issue and sell to the Investor, 136,171 shares of Common Stock (the "Investor Shares") for a cash purchase price at $220.31 per share (the "Purchase Share Price") for an aggregate purchase price of $29,999,833.00 (the "Aggregate Purchase Price"), which Investor Shares, immediately following the Closing, will, after giving effect to the transactions contemplated by this Agreement (including the Repurchase), represent no less than 48% of the capital stock of RACI on a fully-diluted basis, taking into account all Options, Deferred Shares and other securities but excluding (a) any Options, Deferred Shares and other securities that may be granted or issued by RACI's board of directors after the Closing in accordance with the Shareholders Agreement and (b) Deferred Shares that may be granted pursuant to the Election Forms with a fair market value (as defined in the Remington Stock Plans) on the date the cash portion of the applicable employee's bonus is paid equal to an aggregate amount of up to $788,640.00.

         1.2   Closing.

               (a) The closing of the purchase and sale of the Investor Shares contemplated by this Agreement (the "Closing") will take place at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. New York City time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI or at such other place, time or date as the parties may agree in writing (the "Closing Date").

               (b)   At the Closing:

               (i) RACI will deliver to the Investor a stock certificate registered in the Investor's name and representing the Investor Shares, which certificate will bear the legends set forth in Section 5.7; and

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               (ii)  the Investor will deliver an amount equal to the Aggregate
         Purchase Price in immediately available funds by wire transfer to an account of RACI, which account will be designated in writing by RACI at least two Business Days prior to the Closing Date.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF C&D FUND IV

         C&D Fund IV represents and warrants to the Investor as follows:

         2.1   Organization.

         C&D Fund IV has been duly organized and is an existing limited partnership in good standing under the laws of the State of Connecticut.

         2.2   Authorizations, etc.

         C&D Fund IV has full right, power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party to perform fully its obligations under this Agreement and the other Transaction Agreements to which it is a party. This Agreement and the other Transaction Agreements to which it is a party have been or will be at the Closing duly executed and delivered by C&D Fund IV and constitute or will constitute the legal, valid and binding obligations of C&D Fund IV enforceable against it in accordance with their respective terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         2.3   No Conflicts; Consents and Approvals, etc.

               (a) The execution, delivery and performance by C&D Fund IV of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, or require approval under (i) any Applicable Law applicable to C&D Fund IV or any of the properties or assets of C&D Fund IV or (ii) any Contract to which C&D Fund IV is a party or by which C&D Fund IV or any of its properties or assets may be bound or affected, except in the case of clause (ii) for such violations, breaches or approvals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of C&D Fund IV to consummate the transactions contemplated by this Agreement and for the Consent of the general partner of C&D Fund IV, and the Consent of the limited partners of C&D Fund IV in connection with the Additional Investment, to the extent required under the terms of the C&D Fund IV Limited Partnership Agreement.

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               (b)   No Governmental Approval is required to be obtained by C&D
Fund IV in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect or materially impair the ability of C&D Fund IV to consummate the transactions contemplated by this Agreement.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF RACI

         Except as disclosed in the SEC Reports filed prior to the date of this Agreement, RACI represents and warrants to the Investor as follows:

         3.1   Corporate Status and Authority.

               (a) RACI. RACI is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. RACI is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement (other than the Repurchase) and the other Transaction Agreements to which it is a party have been duly authorized by RACI's board of directors, which constitutes all necessary corporate action on the part of RACI for such authorization. This Agreement has been and the other Transaction Agreements to which RACI is a party will have been duly executed and delivered by RACI and constitutes or will constitute the valid and binding obligation of RACI, enforceable against RACI in accordance with their respective terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

               (b) Significant Subsidiaries. Each of the significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC under the Securities Act) of RACI, including Remington (collectively, the "Material Subsidiaries"), is a corporation, partnership or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each Material Subsidiary is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

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         3.2   No Conflicts; Consents and Approvals, etc.

               (a) The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party by RACI and the performance of its obligations hereunder and thereunder will not result in (i) any violation of the Organizational Documents of RACI or any of its Material Subsidiaries, (ii) any breach or violation of or default under any Applicable Law applicable to RACI or any Material Contract to which RACI or any of its Material Subsidiaries is a party or by which any of them or their respective properties or assets are bound or (iii) the creation or imposition of any Liens other than Liens created by or resulting from the actions of the Investor or any of its Affiliates, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and for Consents required under the Existing Credit Agreement and the Existing Indenture, which agreements will be terminated at the Closing.

               (b) No Governmental Approval is required to be obtained by RACI or any of its Material Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.3   Capitalization.

               (a) Capital Stock. The authorized capital stock of RACI consists of (i) 1,250,000 shares of Common Stock, of which, as at the date of this Agreement, 771,839 shares are issued and outstanding, and (ii) 1,250,000 shares of Class B Common Stock, par value $.01 per share, of which none are issued and outstanding.

               (b) Remington Stock Plans. There are 184,580 shares of Common Stock reserved for issuance to certain employees, officers and directors of the Company pursuant to the Amended and Restated RACI Holding, Inc. Stock Option Plan (the "Option Plan"), the RACI Holding, Inc. 1994 Director Stock Plan (the "1994 Director Stock Plan"), the RACI Holding, Inc. Stock Purchase Plan (the "1994 Director Stock Purchase Plan"), the RACI Holding, Inc. Director Stock Purchase Plan (the "1997 Director Stock Purchase Plan"), the RACI Holding, Inc. Director Stock Option Plan (the "Director Stock Option Plan") and the RACI Holding, Inc. Stock Incentive Plan (the "1999 Stock Incentive Plan", and together with the Option Plan, the 1994 Director Stock Plan, the 1994 Director Stock Purchase Plan, the 1997 Director Stock Option Plan, the "Remington Stock Plans"). As at the date of this Agreement, there were grants for 24,191 deferred shares of Common Stock made under the Remington Stock Plans (the

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

"Deferred Shares"), and options to purchase 65,527 shares of Common Stock outstanding under the Remington Stock Plans (the "Options").

               (c) Agreements with Respect to Common Stock. There are no phantom stock, profit participation or similar securities of RACI outstanding and no preemptive or similar rights on the part of any holder of any class of securities of RACI, other than such rights as may be set forth in the Registration and Participation Agreement, as included in the Options and Deferred Shares, or relating to normal cash bonuses under annual bonus plans. Except for the Options, the Deferred Shares and the Election Forms, no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating RACI, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares are outstanding, and no authorization therefor has been given.

         3.4   Title to Investor Shares.

         The Investor Shares, when issued, delivered and paid for in accordance with Section 1.2, will be duly and validly issued, fully paid and non-assessable, and free and clear of any Liens other than the restrictions on transfer set forth in this Agreement and the Shareholders Agreement.

         3.5   Material Subsidiaries.

         All of the issued and outstanding shares or other ownership interests of each Material Subsidiary are owned directly or indirectly by RACI, free and clear of all Liens except for Liens created or to be created under any of the Financing Agreements, and have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements, commitments, arrangements or understandings of any kind for the purchase or acquisition from, or the sale or issuance by, RACI or any of its Material Subsidiaries of any shares of capital stock of any of such Material Subsidiaries, and no authorization therefor has been given.

         3.6   SEC Reports and Financial Statements.

               (a) Since January 1, 2000, RACI has timely filed with the SEC all forms and documents required to be filed by it pursuant to the Existing Indenture under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable

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requirements of the Exchange Act and the Securities Act, as applicable, and the applicable rules and regulations of the SEC thereunder.

               (b) The consolidated financial statements included in the SEC Reports (including the September 2002 Balance Sheet) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year-end adjustment and do not contain all footnote disclosures required by U.S. GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of RACI and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

         3.7   Absence of Undisclosed Liabilities.

         Except (i) as and to the extent reflected on and reserved against in the September 2002 Balance Sheet, (ii) as disclosed in the SEC Reports filed with the SEC and publicly available prior to the date of this Agreement and in any amendments filed with respect thereto prior to the date of this Agreement (the "Filed SEC Reports") or (iii) for liabilities or obligations incurred in the ordinary course of business since September 30, 2002 that are not material to the business conducted by RACI and its Subsidiaries and for borrowings made in the ordinary course of business under the Existing Credit Agreement, RACI and its Subsidiaries have not incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of RACI and its consolidated Subsidiaries prepared in accordance with U.S. GAAP in a manner consistent with the financial statements and balance sheets contained in the Filed SEC Reports or reflected in the notes thereto.

         3.8   Real Property; Assets.

               (a) RACI and its Subsidiaries have good and marketable title to all material items of real property owned by RACI or its Subsidiaries (the "Owned Real Property") and valid leasehold interests in all material items of real property leased by RACI or its Subsidiaries (the "Leased Real Property"), in each case free and clear of all Liens except for Permitted Liens.

               (b) Each lease (including any option to purchase contained therein) pursuant to which RACI or its Subsidiary leases any Leased Real Property (the "Leases") is in full force and effect and, to the knowledge of RACI, is enforceable against the landlord which is party thereto in accordance with its terms. There exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default) on the part of RACI or any of its Subsidiaries under any Leases. Neither RACI nor any of its Subsidiaries has received any written notice of any

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

default under any lease by which RACI or any of its Subsidiaries leases the Leased Real Property nor any other written termination notice with respect thereto.

               (c) RACI and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the September 2002 Balance Sheet, except for properties and assets disposed of in the ordinary course of business since the date of the September 2002 Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, RACI and its Subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of their business as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose for which it is currently used.

         3.9   Contracts.

         Each material contract (as defined in Rule 601(10) of Regulation S-K promulgated by the SEC under the Securities Act) of RACI and its Subsidiaries (collectively, the "Material Contracts") is a valid and binding agreement of RACI or one of its Subsidiaries and is in full force and effect. Neither RACI nor any of its Subsidiaries nor, to the knowledge of RACI, any other Person is in default under any Material Contract, except for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.10  Employment Matters, etc.

               (a) ERISA. All Plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by RACI or any of its Subsidiaries (the "ERISA Plans") comply in all respects with their terms and the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for any failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Plan (other than a multiemployer plan as defined in Section 3(37) of ERISA) to which RACI or any member of the same controlled group of corporations as RACI within the meaning of Section 4001(a)(3) of ERISA contributes and that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code; no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by RACI or any of its Subsidiaries with respect to any such ERISA Plan; and to the knowledge of RACI, no "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any ERISA Plan that is subject to Title IV of ERISA that would reasonably be expected to result in the termination of such ERISA Plan. None of RACI or any of its Subsidiaries has incurred any liability for any tax or penalty

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

imposed by Section 4975 of the Code or Section 502(i) of ERISA, except for any liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. There are no pending or, to the knowledge of RACI, threatened claims by or on behalf of any of the ERISA Plans or by any employee involving any such plan (other than routine claims for benefits), except for any claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All contributions required to have been made by RACI or any of its Subsidiaries to any ERISA Plan or to any other employee benefit plan (within the meaning of Section 3(3) of ERISA) under the terms of any such plan or pursuant to any applicable collective bargaining agreement or Applicable Law (including ERISA and the Code) have been timely made.

               (b) Tax Qualification. Each ERISA Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS as to its qualification under the Code, and, to knowledge of RACI, nothing has occurred since the date of such determination letter that will adversely affect such qualification.

               (c) Triggering Events. Except as otherwise provided in this Agreement, neither the execution of this Agreement nor the consummation of the transactions described in this Agreement by themselves will require a payment, or cause acceleration of vesting of a right to payment, under any Material Contract within the meaning of Rule 601(10)(iii) of Regulation S-K promulgated by the SEC under the Securities Act. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Plan or employment agreement that would constitute an "excess parachute payment" for purposes of
Section 280G or 4999 of the Code.

         3.11  Intellectual Property.

               (a) Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, RACI or a Subsidiary owns (the "Owned Intellectual Property"), free and clear of all Liens except for Permitted Liens, or is licensed to use all trademarks, trade names, service marks, copyrights and patents that are registered or subject to an application for registration (collectively, "Intellectual Property") and necessary for the conduct of the business of RACI or any of its Subsidiaries. RACI and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain in force the Owned Intellectual Property and to protect the confidentiality of trade secrets used in the operation of the business. To RACI's knowledge, except for infringements, claims, demands, proceedings and defects in rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(x) the use of the

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Owned Intellectual Property by RACI and its Subsidiaries as currently used does not infringe on the Intellectual Property rights of any Person and (y) there is no claim or demand of any Person or entity pertaining to, or any proceeding that is pending or threatened that challenges the rights of RACI or any of its Subsidiaries in respect of, any Owned Intellectual Property.

               (b) Neither RACI nor any of its Subsidiaries, nor, to RACI's knowledge, any other party thereto, is in default under any material written licenses to Intellectual Property or trade secrets (other than licenses for "off-the-shelf" software) to which RACI or any of its Subsidiaries is a party, pursuant to which (x) RACI or such Subsidiary permits any Person to use any of the Owned Intellectual Property or trade secrets owned by RACI or such Subsidiary, or (y) any Person permits RACI or such Subsidiary to use any Intellectual Property or trade secrets not owned by RACI or such Subsidiary that are necessary for the conduct of the business of RACI or any of its Subsidiaries as currently conducted (collectively, the "Licenses"). Each License is in full force and effect as to RACI or any Subsidiary party thereto and, to RACI's knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.12  Governmental Authorizations; Compliance with Law.

         All of the licenses, permits and other governmental authorizations necessary to conduct the business of RACI and its Subsidiaries as presently conducted have been duly obtained, are held by RACI or its Subsidiaries and are in full force and effect, except in each case where such a failure would not reasonably be expected to have a Material Adverse Effect. None of RACI or any of its Subsidiaries has received any written notice of any violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This
Section 3.12 does not relate to employee benefits matters which are instead the subject of Section 3.10, tax matters which are instead the subject of Section
3.14 or environmental matters which are instead the subject of Section 3.16.

         3.13  Litigation.

         There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of RACI, threatened which (a) individually or in the aggregate, have a reasonable likelihood of being determined in a manner that would reasonably be expected to have a Material Adverse Effect or (b) question the validity of this Agreement or any action taken or to be taken by RACI or any of its Subsidiaries in connection with this Agreement.

         3.14  Taxes.

               (a) Except as reflected or reserved against in the financial statements included in the SEC Reports, (i) each Tax Return required to have been filed by RACI or any of its Subsidiaries has been filed and is correct and complete in all respects, (ii) all amounts shown as due on such Tax Returns have been paid, and (iii) all employment and withholding Taxes required to be paid or withheld by or on behalf of RACI or any of its Subsidiaries have been paid or properly set aside in accounts for such purpose, except, in each case, for any failure to file, be correct and complete, withhold, set aside or pay that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are not pending any audits, examinations, investigations or other proceedings in respect of Taxes payable by RACI or any of its Subsidiaries, which if determined in a manner adverse to RACI would reasonably be expected to have a Material Adverse Effect. "Taxes" means all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, VAT and workers' compensation taxes, together with all interest, penalties and additions payable with respect thereto. "Tax Return" means all returns and reports required to be supplied to a taxing authority relating to Taxes.

               (b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of RACI or any of its Subsidiaries is a beneficiary of an extension of time within which to file any Tax Return that has not yet been filed, (ii) none of RACI or any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any material Taxes, (iii) no written claim has been made by a taxing authority in a jurisdiction where any of RACI or its Subsidiaries has not filed Tax Returns that such entity is subject to Tax by that jurisdiction, (iv) there are no security interests or liens on any of the assets of any of RACI or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than inchoate liens for Taxes not yet due), and (v) none of RACI or any of its Subsidiaries has made any adjustments under Section 481 of the Code or similar adjustment under state or local income Tax law that would give rise to Tax liability following the Closing Date.

         3.15  Absence of Changes.

         Since September 30, 2002, other than in connection with the transactions contemplated by this Agreement:

               (a) RACI and its Subsidiaries have conducted their business in the ordinary course in substantially the same manner in which it has been previously conducted;

               (b) there has been no change in such business which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

               (c) RACI has not declared, set aside or paid any dividend or other distribution with respect to its capital stock or redeemed or repurchased any of its capital stock, except for repurchases of shares of Common Stock, Deferred Shares and cancellation of Options upon or following termination of employment pursuant to the Management Agreements; and

               (d) neither RACI nor its Subsidiaries have paid any fees to their shareholders, directors or officers of RACI and its Subsidiaries or the Affiliates of such Persons, except pursuant to the C&D Agreements, the Management Agreements and remuneration and compensation to management shareholders under customary employment arrangements in the ordinary course of business, including director fees.

         3.16  Environmental Matters.

         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

               (a) RACI and its Subsidiaries are in compliance with all applicable Environmental Laws;

               (b) RACI and its Subsidiaries have obtained, and are in compliance with, all permits and authorizations required under applicable Environmental Laws;

               (c) neither RACI nor any of its Subsidiaries has received from any Governmental Authority any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws, other than matters that have been resolved or that are no longer outstanding;

               (d) no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which RACI or any of its Subsidiaries is named as a party;

               (e) neither RACI nor any of its Subsidiaries has entered into any agreement with any Governmental Authority pursuant to which RACI or any of its Subsidiaries has any continuing obligations with respect to the remediation of any condition resulting from the release or threatened release of Hazardous Substances;

               (f) to RACI's knowledge, neither RACI nor any of its Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in a manner that currently gives rise to liabilities for environmental site investigation or cleanup, or injuries to persons, property or natural resources under applicable Environmental Laws; and

               (g) to RACI's knowledge, there are no Hazardous Substances present at any facility or property now owned, leased or operated by RACI or any of its Subsidiaries that currently gives rise to liabilities for environmental site investigation or clean-up, or injuries to persons, property or natural resources, under applicable Environmental Laws.

         Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, environmental matters shall be governed exclusively by this Section 3.16.

         3.17  Affiliate Transactions.

         Neither RACI nor any of its Subsidiaries is a party to any agreement with any shareholder, director or officer of RACI or any of its Subsidiaries or any Affiliate of such Persons, except for the C&D Agreements, the Management Agreements and customary employment arrangements.

         3.18  Brokers.

         All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of RACI in such manner as to give rise to any valid claim against the Investor, C&D Fund IV, RACI or RACI's Subsidiaries for any brokerage or finder's commission, fee or similar compensation, including under the C&D Consulting Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor represents and warrants to RACI as follows:

         4.1   Corporate Status and Authority.

         The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party have been duly authorized by all necessary corporate or partnership action on the part of the Investor for such authorization. This Agreement has been and the other Transaction Agreements will have been duly executed and delivered by the Investor and constitutes or will constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         4.2   No Conflicts; Consents and Approvals, etc.

               (a) The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party by the Investor and the performance of its obligations hereunder and thereunder will not result in (i) any violation of the Organizational Documents of the Investor, (ii) any breach or violation of or default under any Applicable Law applicable to the Investor or any Contract to which the Investor is a party or by which it or its properties or assets are bound or (iii) the creation or imposition of any Liens, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated hereby.

               (b) No Governmental Approval is required to be obtained by the Investor in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated hereby or thereby.

         4.3   Financial Ability to Perform.

         The Investor has capital commitments in an amount in the aggregate sufficient to consummate the transactions contemplated by this Agreement.

         4.4   Litigation.

         There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Investor, threatened which question the validity of this Agreement or any action taken or to be taken by the Investor in connection herewith.

         4.5   Investment Intention.

         The Investor is acquiring the Investor Shares solely for the Investor's own account for investment and not with a view to or for sale in connection with any distribution thereof.

         4.6   Ability to Bear Risk.

               (a) The Investor is an accredited investor, the financial situation of the Investor is such that the Investor can afford to bear the economic risk of holding the Investor Shares for an indefinite period, and the Investor can afford to suffer the complete loss of the Investor's investment in the Investor Shares.

               (b) All information contained in any documents and any other written materials concerning the status of the Investor furnished by the Investor to RACI in connection with any requests by RACI to substantiate the Investor's status as an accredited investor in connection with the issuance of Investor Shares are true, complete and correct in all material respects.

         4.7   Access to Information.

         The Investor has been granted the opportunity to ask questions of, and receive answers from, representatives of RACI concerning the terms and conditions of the purchase of the Investor Shares and to obtain any additional information that the Investor deems necessary to verify the accuracy of the information contained in such materials, and the Investor's knowledge and experience in financial and business matters is such that the Investor is capable of evaluating the risks of an investment in the Investor Shares.

         4.8   Brokers.

         All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person acting on behalf of the Investor in such manner as to give rise to any valid claim against the Investor, RACI or C&D Fund IV for any brokerage or finder's commission, fee or similar compensation.

                                    ARTICLE V

                                    COVENANTS

         5.1   Satisfaction of Closing Conditions.

         Each of the parties will use its commercially reasonable efforts to bring about the satisfaction as promptly as practicable of all the conditions contained in Article VI. Without limiting the generality of the foregoing, RACI will apply for and diligently prosecute all applications for, and shall use its best efforts promptly to obtain, such Consents and Governmental Approvals from such third parties and Governmental Authorities as are necessary to permit the consummation of the transactions contemplated by this Agreement.

         5.2   Access and Information.

         RACI and each of its Subsidiaries will give the Investor and its representatives reasonable access to the properties, books and records and key personnel of RACI and its Subsidiaries and will furnish such information and documents in its possession relating to RACI and its Subsidiaries as the Investor may reasonably request, provided that the Investor will not be entitled to any such access, information or documents for the purposes of conducting any examination of the Company's products or other trade secrets without the prior written consent of RACI. All such information and documents obtained by the Investor shall be subject to the terms of the Confidentiality Agreement, dated as of December 8, 2002 (the "Confidentiality Agreement"), between the Investor and RACI.

         5.3   Publicity.

         The initial public announcement of the execution of this Agreement and the transactions contemplated hereby will be subject to the approval of the Investor, RACI and C&D Holding. No subsequent press release or public announcement related to this Agreement, or the transactions contemplated hereby, may be issued or made without the approval of RACI, the Investor and C&D Fund IV, unless required by Applicable Law (in the reasonable opinion of counsel) in which case the Investor, RACI or C&D Fund IV, as the case may be, will have the right to review such press release or announcement prior to publication. None of RACI and it Subsidiaries will use the name of the Investor in any press release or other publicly disclosed document without the prior approval of the Investor, unless required by Applicable Law (in the reasonable opinion of counsel) in which case the Investor will have the right to review such document.

         5.4   Conduct of Business, etc.

         From the date of this Agreement until the Closing, except as provided for in this Agreement (including Section 5.5) or as otherwise consented to by the Investor in writing, such consent not to be unreasonably withheld:

               (a) RACI will and will cause and each of its Subsidiaries to conduct its business in the ordinary course in substantially the same manner in which it previously has been conducted;

               (b) RACI will not declare, set aside or pay any dividend or other distribution with respect to its capital stock or redeem or repurchase any of its capital stock, except for repurchases of shares of Common Stock, Deferred Shares and Options upon or following termination of employment pursuant to the Management Agreements;

               (c) neither RACI nor any of its Subsidiaries will issue any shares of any class of its capital stock or other ownership interest, any securities convertible into or exchangeable for any such shares or interest or any profit participation interest, other than upon exercise of any outstanding Options, in respect of outstanding Deferred Shares, pursuant to the Election Forms or relating to normal cash bonuses under annual bonus plans;

               (d) neither RACI nor any of its Subsidiaries will pay, grant or commit to grant any material increase in any remuneration of any shareholder, director or member of senior management of the Company;

               (e) neither RACI nor any of its Subsidiaries will enter into any transactions with any shareholder, director or officer of RACI or any of its Subsidiaries or any Affiliate of such Persons; and

               (f) neither RACI nor any of its Subsidiaries will pay Clayton, Dubilier & Rice, Inc. a deal fee or any other similar transaction fee under the C&D Consulting Agreement in connection with the transactions contemplated by this Agreement.

         5.5   Certain Transactions.

               (a) Subject to the approval of the Repurchase by the board of directors of RACI, RACI will offer to repurchase (the "Repurchase") such number of outstanding shares of Common Stock at the Purchase Share Price such that immediately following the Repurchase, after giving effect to the Investment and the other transactions contemplated by this Agreement (including the Additional Investment), the total issued and outstanding shares of Common Stock (assuming a per share value equal to the Purchase Share Price) plus the initial aggregate principal amount of all outstanding RACI B Senior Notes (as defined below) will have an aggregate value of no greater than $62.5 million, and C&D Fund IV will own no more than 49% of the issued and outstanding shares of Common Stock. The consideration used to effect the Repurchase will consist of cash, senior notes with an aggregate principal amount of up to $20 million, with terms no more favorable to the holder than those set forth in Exhibit A-1 (each, a "RACI A Senior Note"), and, if necessary, additional senior notes with terms no more favorable to the holder than those set forth in Exhibit A-2 (each, a "RACI B Senior Note"). RACI will effect the Repurchase through either a merger of a newly formed corporation into RACI, with RACI as the surviving entity, or an offer to repurchase shares of Common Stock by RACI. The Investor will take such actions as RACI may reasonably request to effect the Repurchase by merger, including making the Investment in a newly formed corporation to be merged into RACI, provided that the organizational and other documents required to effect the Repurchase and the Investment through a merger will be reasonably acceptable to the Investor.

               (b) In the event that RACI effects the Repurchase through an offer to repurchase shares of Common Stock, C&D Fund IV will tender to such offer such amount of shares of Common Stock and take such other actions as reasonably necessary such that, following the consummation of the Repurchase and after giving effect to the Investment, C&D Fund IV will own no more than 49% of the issued and outstanding shares of Common Stock.

               (c) RACI will offer (the "Offer") to repurchase from each holder of Common Stock (other than C&D Fund IV) (each an "Other Shareholder") a percentage of such Other Shareholder's shares of Common Stock equal to the percentage of C&D Fund IV's shares of Common Stock that RACI will repurchase from C&D Fund IV pursuant to this Section 5.5. Such repurchase from each Other Shareholder will be on the same terms and at the Purchase Share Price and will be paid either entirely in cash or in the same proportion of cash and notes as the repurchase from C&D Fund IV, at the option of such Other Shareholder. In the event any of the Other Shareholders elects to receive payments entirely in cash, the principal amount of the RACI A Senior Note and RACI B Senior Note, if any, to be issued to C&D Fund IV and the Other Shareholders electing to receive a portion of their consideration in notes pursuant to the Repurchase will be increased accordingly, and the cash consideration to be paid to C&D Fund IV and such Other Shareholders will be decreased accordingly.

               (d) If the consummation of the transactions contemplated hereby results in a "change in control" as defined in the Remington Stock Plans, immediately prior to the Closing, shares of Common Stock in respect of the Deferred Shares will be distributed to each holder of Deferred Shares (each, a "Deferred Shareholder"), such Deferred Shares will be extinguished and such holders will be entitled to participate in the Offer, except to the extent that such Deferred Shareholder gives written notice to RACI before December 31, 2002 of an election to continue to defer all or a portion of such Deferred Shares. In the event a Deferred Shareholder elects to continue to defer all or a portion of the Deferred Shares, the payments to such holder and reductions to his or her Deferred Share account will be adjusted accordingly. Notwithstanding the foregoing, if the consummation of the transactions contemplated hereby does not result in a "change in control" as defined in the Remington Stock Plans, then the shares of Common Stock in respect of the Deferred Shares will not be distributed to the Deferred Shareholders and RACI will instead (A) pay to each Deferred Shareholder an amount of cash equal to the product of (i) the number of Deferred Shares held by such Deferred Shareholder multiplied by the percentage of C&D Fund IV's shares of Common Stock that RACI will repurchase from C&D Fund IV pursuant to Section 5.5(a) (the "Number") and (ii) the Purchase Share Price and (B) adjust such Deferred Shareholder's Deferred Share account to reduce the number of Deferred Shares held by such Deferred Shareholder by the Number, unless such Deferred Shareholder gives written notice to RACI before December 31, 2002 of an election to continue to hold all or a portion of such Deferred Shares, in which case the payments to such holder and reduction in his or her Deferred Share account shall be adjusted accordingly.

               (e) If the consummation of the transactions contemplated hereby results in a "change in control" as defined in the Remington Stock Plans, immediately prior to the Closing, RACI will cancel all outstanding Options, whether or not vested, in exchange for a cash payment equal to the excess, if any, of (i) the Purchase Share Price over (ii) the exercise price of the Options cancelled. Notwithstanding the foregoing, if the consummation of the transactions contemplated hereby does not result in a "change in control" as defined in the Remington Stock Plans, then the outstanding Options will not be canceled in exchange for a cash payment and RACI will instead offer to make a cash payment in cancellation of any vested Options in an amount equal to the product of (x) the number of vested Options that such holder chooses to have cancelled and (y) the excess of (A) the Purchase Share Price over (B) the exercise price for the Options repurchased from such holder. Any vested Option not surrendered for cancellation pursuant to the foregoing sentence will remain outstanding in accordance with its terms.

               (f) RACI may issue additional shares of Common Stock to certain employees, managers and directors of the Company for an aggregate purchase price of up to $6 million at a price per share equal to the Purchase Share Price (the "Additional Investment").

               (g) The parties intend that the Repurchase of C&D Fund IV's Common Stock contemplated by this Agreement will be treated as "substantially disproportionate" within the meaning of Section 302(b)(2) of the Code. The parties agree to use reasonable best efforts to cause the Repurchase to be so treated, including (in the case of the Investor) providing to C&D Fund IV such information regarding its beneficial ownership and capital structure and such assistance as may be reasonably requested in order to permit C&D Fund IV to determine whether the Repurchase satisfies the requirements of Sections 302(b)(2) and 318 of the Code. C&D Fund IV agrees that it will not disclose any information provided to it by the Investor pursuant to this Section 5.5(e) without the consent of the Investor, other than (i) to C&D Fund IV's Affiliates and their officers, directors, employees, agents and advisors, and then only on a confidential basis or (ii) as requested or required by any taxing authority.

               (h) Subject to the first sentence of Section 5.5(a), at the closing of the Repurchase, the principal amount of the RACI Senior A Notes and RACI Senior B Notes issued to, and the number of shares of Common Stock repurchased from, C&D Fund IV (and, to the extent required by the Registration and Participation Agreement, the Other Shareholders) shall, if necessary, be adjusted upward so as to ensure that, after consummation of the transactions contemplated hereby, C&D Fund IV will own no more than 49% of the outstanding Common Stock (determined by taking into account the rules of Sections 302(c) and 318 of the Code).

         5.6   Compliance with Securities Laws.

         The Investor acknowledges and agrees that:

               (a) the Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Investor Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Investor Shares), except in compliance with the Securities Act, and the rules and regulations of the SEC thereunder, and in compliance with the Shareholders Agreement and applicable state and foreign securities or "blue sky" laws;

               (b) none of the Investor Shares may be transferred, sold, pledged, hypothecated or otherwise disposed of (i) unless the provisions of this Agreement and the Shareholders Agreement have been complied with or have expired, (ii) unless (A) such disposition is pursuant to an effective registration statement under the Securities Act, (B) the Investor delivers to RACI an opinion of counsel, which opinion and counsel to be reasonably satisfactory to RACI, to the effect that such disposition is exempt from the provisions of Section 5 of the Securities Act or (C) a no-action letter from the SEC, reasonably satisfactory to RACI, is obtained with respect to such disposition, unless this clause (ii) is waived by RACI, and (iii) unless such disposition is pursuant to registration under any applicable state securities laws or an exemption therefrom; and

               (c) if any of the Investor Shares are to be disposed of in accordance with Rule 144, the Investor will transmit to RACI an executed copy of Form 144 (if required by Rule 144) no later than the time such form is required to be transmitted to the SEC for filing and such other documentation as RACI may reasonably require to assure compliance with Rule 144 in connection with such disposition.

         5.7   Legends.

         The Investor acknowledges that the certificate or certificates representing the Investor Shares will bear an appropriate legend, which will include, without limitation, the following language:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS, HOLDBACK AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 19, 2002, AS THE SAME MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTMENT AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE SHARES

         REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO CERTAIN OF THE BENEFITS OF AND ARE BOUND BY THE OBLIGATIONS SET FORTH IN AN AMENDED AND RESTATED REGISTRATION AND PARTICIPATION AGREEMENT, DATED AS OF FEBRUARY 12, 2003, AND A SHAREHOLDERS AGREEMENT, DATED AS OF FEBRUARY 12, 2003, EACH AS AMENDED, AND ANY AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS THERETO, AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, A COPY OF THE CURRENT FORMS OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i) (A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT OR
         (C) A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH DISPOSITION, UNLESS CLAUSE (i) IS WAIVED BY THE COMPANY, AND (ii) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM."

         5.8   Registration; Restrictions on Sale upon Public Offering.

         The Investor will be entitled to the rights and subject to the obligations created under the Registration and Participation Agreement to the extent provided in the Registration and Participation Agreement, and the Investor Shares will constitute "Registrable Securities" for the purposes of the Registration and Participation Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1   Conditions to Obligations of Both Parties.

         The obligations of RACI and the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

               (a) No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

               (b) Refinancing. Remington shall have refinanced (i) its Existing High Yield Debt and obtained the cash proceeds of additional debt financing through the issuance of the New High Yield Debt, substantially on the terms and conditions described in the draft dated December 10, 2002 of the "Description of Notes" to be included in the Offering Circular, a copy of which draft has been provided to the Investor, and (ii) its Existing Credit Facility with the cash proceeds of debt financing through the New Credit Facility, substantially on the terms of the Term Sheet, dated December 9, 2002.

         6.2   Conditions to Obligations of RACI.

         The obligations of RACI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

               (a) Representations and Warranties of the Investor. The representations and warranties of the Investor in Article IV shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties which are made as of a specified date shall be true and correct in all material respects only as of such date) with such exceptions as would not, individually or in the aggregate, impair the ability of the Investor to fulfill its obligations under this Agreement. The Investor shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

               (b) Officer's Certificate. The Investor shall have delivered to RACI a certificate, dated the Closing Date and signed by a senior executive officer of the Investor, as to the fulfillment of the conditions set forth in
Section 6.2(a).

               (c) Repurchase. The Repurchase shall have been consummated as permitted under Section 5.5.

               (d) Shareholders Agreement. The Investor shall have entered into the Shareholders Agreement on substantially the terms set forth in Exhibit B and otherwise on terms reasonably satisfactory to RACI.

               (e) Amended and Restated Registration and Participation Agreement. The Investor shall have entered into the Amended and Restated Registration and Participation agreement on substantially the terms set forth in Exhibit B and otherwise on terms reasonably satisfactory to RACI.

         6.3   Conditions to Obligations of the Investor.

         The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

               (a) Representations and Warranties of C&D Fund IV. The representations and warranties of C&D Fund IV in Article II shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time (except that those representations and warranties which are made as of a specified date shall be true and correct in all material respects only as of such date) with such exceptions as would not, individually or in the aggregate, impair the ability of C&D Fund IV to fulfill its obligations under this Agreement. C&D Fund IV shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by C&D Fund IV at or before the Closing.

               (b) Representations and Warranties of RACI. The representations and warranties of RACI in Article III shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time (without regard to any materiality or Material Adverse Effect qualification included in such representation or warranty and except that those representations and warranties which are made as of a specified date shall be true and correct only as of such date) with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. RACI shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

               (c) C&D Fund IV's Officer's Certificate. C&D Fund IV shall have delivered to the Investor a certificate, dated the Closing Date and signed by an officer of C&D Fund IV's general partner, as to the fulfillment of the conditions set forth in Section 6.3(a).

               (d) RACI's Officer's Certificate. RACI shall have delivered to the Investor a certificate, dated the Closing Date and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in
Section 6.3(b).

               (e) Repurchase. The Repurchase shall have been consummated as permitted under Section 5.5.

               (f) Material Adverse Effect There shall not have occurred any fact, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since the date of this Agreement

               (g) Board of Directors. The number of members of the Boards of Directors of RACI and Remington, effective as of the Closing Date, shall have been increased to twelve and two new members nominated by the Investor shall have been appointed as directors of such Boards of Directors.

               (h) Shareholders Agreement. Each of RACI and C&D Fund IV shall have entered into the Shareholders Agreement on substantially the terms set forth in Exhibit B and otherwise on terms reasonably satisfactory to the Investor.

               (i) BRS Consulting Agreement. RACI shall have entered into the BRS Consulting Agreement.

               (j) BRS Indemnification Agreement. RACI shall have entered into the BRS Indemnification Agreement.

               (k) Amended and Restated Registration and Participation Agreement. RACI and C&D Fund IV shall have entered into the Amended and Restated Registration and Participation Agreement on substantially the terms set forth in Exhibit B and otherwise on terms reasonably satisfactory to the Investor.

                                   ARTICLE VII

                                   DEFINITIONS

         7.1   Definition of Certain Terms.

         The terms defined in this Article VII, whenever used in this Agreement, have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references in this Agreement to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated and the words "hereof" and "hereunder" will be deemed to refer to this Agreement as a whole and not to any particular provision. The words "includes" and "including" will be deemed to be followed by the words "without limitation" whenever used.

         "Additional Investment": as defined in Section 5.5(f).

         "Affiliate": any Person directly or indirectly controlling,controlled by or under common control with any other Person.

         "Aggregate Purchase Price":  as defined in Section 1.1.

         "Amended and Restated Participation Agreement": an Amended and Restated Participation Agreement, amending and restating the Registration and Participation Agreement in its entirety, on substantially the terms set forth in Exhibit B.

         "Applicable Laws": all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.

         "BRS": Bruckmann, Rosser, Sherrill & Co., L.L.C.

         "BRS Consulting Agreement": a Consulting Agreement to be entered into between RACI and BRS on substantially the same terms as the C&D Consulting Agreement.

         "BRS Indemnification Agreement": an Indemnification Agreement to be entered into between RACI and the Investor on substantially the same terms as the C&D Consulting Agreement.

         "C&D Agreements": the Stock Subscription Agreement, dated as of November 30, 1993, between RACI and C&D Fund IV, the C&D Consulting Agreement, and the C&D Indemnification Agreement.

         "C&D Consulting Agreement": the Amended and Restated Consulting Agreement, dated as of January 1, 2001, between RACI and Clayton, Dubilier & Rice, Inc.

         "C&D Indemnification Agreement": the Indemnification Agreement, dated as of November 30, 1993, between RACI and C&D Fund IV.

         "Closing": as defined in Section 1.2.

         "Closing Date": as defined in Section 1.2.

         "Code": as defined in Section 3.10(a).

         "Common Stock": as defined in the Recitals.

         "Company": as defined in the Recitals.

         "Confidentiality Agreement": as defined in Section 5.2.

         "Consent": any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

         "Contract": any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

         "Deferred Shares": as defined in Section 3.3(b).

         "Election Forms": elections made pursuant to the Remington Stock Plans to receive a specified percentage of future bonuses in Deferred Shares.

         "Environmental Law": any foreign, federal, state, or local law, statute, rule, regulation, ordinance, code, order or other binding requirement of law relating to (i) the manufacture, transport, use, treatment, storage, disposal or release of Hazardous Substances, or (ii) the protection of the environment (including, without limitation, natural resources, air and surface or subsurface land or waters).

         "ERISA": as defined in Section 3.10(a).

         "ERISA Plan": as defined in Section 3.10(a).

         "Exchange Act": the Securities Exchange Act of 1934, as amended.

         "Filed SEC Reports": as defined in Section 3.6.

         "Financing Agreements": the Existing Credit Agreement, the Credit Agreement to be entered into by Remington on or prior to the Closing pursuant to which the New Credit Facility will be made available, the Existing Indenture and the Indenture to be entered into by Remington on or prior to the Closing which will govern the New High Yield Debt.

         "Governmental Approval": any Consent of, made with or obtained from, any Governmental Authority.

         "Governmental Authority": any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body, and any self-regulatory organization.

         "Hazardous Substance": any material or substance that is (a) listed, classified or regulated as a "hazardous waste" or "hazardous substance" pursuant to any applicable Environmental Law or (b) any petroleum product or by-product, friable asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls.

         "Intellectual Property": as defined in Section 3.11(a).

         "IRS": the U.S. Internal Revenue Service.

         "Investor": as defined in the preamble to this Agreement.

         "Investor Shares": as defined in Section 1.1.

         "Leased Real Property": as defined in Section 3.8.

         "Leases": as defined in Section 3.8.

         "Licenses": as defined in Section 3.11(b).

         "Liens": liens, charges, encumbrances, security interests, options or rights or other claims of others of any character whatsoever with respect thereto.

         "Management Agreements": collectively, the Stock Subscription Agreements, Stock Option Agreements, Deferred Shares Award Agreements and Election Forms that have been entered into from time to time among RACI and certain employees, management and directors of the Company pursuant to the Remington Stock Plans and the Registration and Participation Agreement.

         "Material Adverse Effect": any change or effect that is materially adverse to the financial condition, business or results of operations of RACI and its Subsidiaries taken as a whole.

         "Material Contracts": as defined in Section 3.9.

         "Material Subsidiaries": as defined in Section 3.1(b).

         "Number": as defined in Section 5.4(d).

         "Options": as defined in Section 3.3(b).

         "Organizational Documents": as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association and by-laws, or if a partnership, its partnership agreement.

         "Owned Intellectual Property": as defined in Section 3.11(a).

         "Owned Real Property": as defined in Section 3.8.

         "Permitted Liens": (i) Liens created or to be created under any of the Financing Agreements, (ii) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property,
(v) statutory Liens in favor of lessors arising in connection with any property leased to RACI or its Subsidiaries, (vi) Liens reflected in the financial statements included in the SEC Reports and (vii) any other Liens which do not materially interfere with the current use of properties affected thereby.

         "Person": any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

         "Plan": any profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation or other employee benefit plan, agreement, contract or commitment maintained for the benefit of the employees of the Company or its Subsidiaries.

         "RACI A Senior Note": as defined in Section 5.5(a).

         "RACI B Senior Note": as defined in Section 5.5(a).

         "Registration and Participation Agreement": the Registration and Participation Agreement, dated as of November 30, 1993, between RACI and C&D Fund IV, as amended from time to time.

         "Rule 144": Rule 144 promulgated under the Securities Act.

         "Purchase Share Price": as defined in Section 1.1.

         "Remington Stock Plans": as defined in Section 3.3(b).

         "Repurchase": as defined in Section 5.5(a).

         "SEC": the U.S. Securities and Exchange Commission.

         "SEC Reports": as defined in Section 3.6.

         "Securities Act": the Securities Act of 1933, as amended.

         "September 2002 Balance Sheet": the unaudited consolidated balance sheet of RACI and its consolidated Subsidiaries as of September 30, 2002.

         "Shareholders Agreement": a shareholders agreement among RACI, the Investor and C&D Fund IV on substantially the terms set forth in Exhibit B.

         "Sellers": as defined in the preamble to this Agreement.

         "Shares": as defined in recitals to this Agreement.

         "Subsidiaries": each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

         "Tax Return": as defined in Section 3.14.

         "Taxes": as defined in Section 3.14.

         "Transaction Agreements": this Agreement, the Shareholders Agreement, the BRS Consulting Agreement, the BRS Indemnification Agreement and the Amended and Restated Registration and Participation Agreement.

         "U.S. GAAP": generally accepted accounting principles as applied in the United States.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1   Non-survival of Representations, Warranties and Agreements.

         Other than with respect to Sections 3.3 and 3.17, the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement will not survive beyond the Closing, and none of the parties nor their respective officers, directors or shareholders will have any liability with respect thereto. Covenants or agreements which by their terms contemplate performance by or at the Closing Date will not survive the Closing Date, except for Sections 5.4 and 5.5, which will survive the Closing Date, except as to any non-compliance therewith waived by the

Investor in writing in connection with the Closing. This Section 8.1 does not limit, however, any covenant or agreement which by its terms contemplates performance after the Closing Date.

         8.2   Modification; Waiver.

         This Agreement may be modified only by a written instrument executed by the parties. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

         8.3   Entire Agreement.

         This Agreement, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof.

         8.4   Certain Limitations.

         It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II, III and IV and none of the parties is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in such sections. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Investor acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Company, and that it has only a contractual relationship with RACI, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Investor and RACI.

         8.5   Termination.

               (a)   This Agreement may be terminated:

               (i) at any time prior to the Closing Date by mutual consent of the Investor, RACI and C&D Fund IV;

               (ii) by the Investor or RACI, if the Closing has not taken place on or before February 28, 2003 or such later date as the parties may agree to in writing;

               (iii) by either the Investor or RACI by written notice to the other party if any event, fact or condition occurs or exists that otherwise makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, and such event, fact or condition is not cured or waived by the non-terminating party within 30 days, unless the occurrence or existence of such event, fact or condition is due to the failure of the terminating party to perform or comply with any of the agreements or covenants of this Agreement to be performed or complied with by such party prior to the Closing; or

               (iv) by either the Investor or RACI if the Repurchase has not been duly authorized by the board of directors of RACI on or before January 31, 2003.

               (b) In the event of termination by RACI or the Investor pursuant to this Section 8.5, RACI or the Investor, as applicable, will give written notice forthwith to the other party and the transactions contemplated by this Agreement will be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided in this
Section 8.5:

               (1) The Investor will return to RACI all documents and other materials received from RACI, its Affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, or certify to RACI as to their destruction.

               (2) All confidential information received by the Investor with respect to RACI and its Affiliates or its agents shall be treated in accordance with the Confidentiality Agreement which will remain in full force and effect notwithstanding the termination of this Agreement.

               (3) If this Agreement is terminated as provided in this Section 8.5, this Agreement will become null and void and of no further force or effect, except for the Confidentiality Agreement, Section 5.3 relating to publicity, and Section 8.6 relating to certain expenses. Nothing in this Section 8.5 will be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

         8.6   Fees and Expenses.

         RACI will pay its own fees and expenses and reimburse C&D Fund IV and the Investor their fees and expenses incident to the preparation, negotiation and performance of this Agreement and the other Transaction Agreements only if the transactions contemplated in this Agreement are consummated. Otherwise, the Investor will be responsible for its own fees and expenses incidental to the preparation, negotiation and performance of this Agreement and the other Transaction Agreements. All transfer, sales, use and similar taxes and fees (including notarial fees) arising out of the issuance and sale of the Investor Shares pursuant to this Agreement shall be paid (or caused to be paid) promptly after the Closing by the Company.

         8.7   Further Actions.

         Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

         8.8   Notices.

         All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

(i)  if to RACI:

         RACI Holding, Inc.
         c/o Remington Arms Company, Inc.
         870 Remington Drive
         P.O. Box 700
         Madison, NC 27025-0700
         Fax Number: (336) 548-7779
         Attention:  Chief Financial Officer

or to C&D Fund IV:

         The Clayton & Dubilier Private Equity Fund IV Limited Partnership 270 Greenwich Avenue

         Greenwich, Connecticut 06830
         Attention:  Clayton & Dubilier Associates IV Limited Partnership

and, in either case, with a copy to:

         Debevoise & Plimpton
         919 Third Avenue
         New York, New York  10022
         Fax Number:  (212) 909-6836
         Attention:  Paul S. Bird, Esq.

If to the Investor:

         c/o Bruckmann, Rosser, Sherrill & Co, Inc.
         126 East 56th Street
         New York, New York  10022
         Fax Number:  (212) 521-3799
         Attention:  Stephen Sherrill

with a copy to:

         Kirkland & Ellis
         Citigroup Center
         153 East 53rd Street
         New York, New York  10022-4675
         Fax Number:  (212) 446-4900
         Attention:  Kim Taylor, Esq.

or to such other address or to such other person as any party last designates by notice to the other party.

         8.9   Assignment.

               (a) Subject to Section 8.9(b), this Agreement is binding upon and will inure to the benefit of the parties and their respective successors and assigns.

               (b) Any assignment, by operation of law or otherwise, by either party will require the prior written consent of the other party and any purported assignment or other transfer without such consent will be void and unenforceable, except that the Investor may assign the right to purchase up to $1 million of shares of Common Stock to each of Julie Frist and Marilena Tibrea, subject to such individual becoming a party to this Agreement by executing and delivering to RACI a counterpart of this Investment

Agreement. Any such assignment will not relieve the Investor of any of its obligations under this Agreement.

         8.10  No Third Party Beneficiaries.

         Nothing in this Agreement confers any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

         8.11  Counterparts.

         This Agreement may be executed in counterparts, each of which will constitute one and the same instrument.

         8.12  Interpretation.

         The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. Any references to RACI's knowledge or the knowledge of RACI means the actual knowledge of any of Thomas L. Millner and Mark A. Little obtained in the normal course of their respective duties as officers of the Company, but without any further investigation or inquiry by any of them.

         8.13  Governing Law.

         This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles of such state that would require the substantive laws of another jurisdiction to apply.

         8.14  Consent to Jurisdiction, etc.

               (a) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

         8.15  Specific Performance.

         It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that RACI and the Investor will be entitled to specific performance and injunctive relief as remedies for any such breach, without the necessity of posting any bond. Such remedies will not be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity.

         8.16  Waiver of Punitive and Other Damages and Jury Trial.

               (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS

VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    BRUCKMANN, ROSSER, SHERRILL &
                                     CO. II, L. P.

                                    By: BRSE, L.L.C., its general partner


                                    By         /s/ Stephen Sherrill
                                        -----------------------------------
                                        Name:    Stephen Sherrill
                                        Title:   Managing Director

                                    RACI HOLDING, INC.


                                    By           /s/ Mark A. Little
                                        -----------------------------------
                                        Name:    Mark A. Little
                                        Title:   Executive Vice President, CFO
                                                  and Treasurer

                                    CLAYTON & DUBILIER PRIVATE
                                      EQUITY FUND IV LIMITED
                                      PARTNERSHIP


                                    By: Clayton & Dubilier Associates IV
                                        Limited Partnership, the general partner


                                    By:       /s/ Joseph L. Rice, III
                                        ------------------------------------
                                        Name:    Joseph L. Rice, III
                                        Title:   Chairman

                                                                  CONFORMED COPY

                                   EXHIBIT A-1

                     Summary of Terms of RACI A Senior Note

Issuer:                         RACI

Holder:                         C&D Fund IV

Principal Amount:               $20,000,000/1/

Maturity:                       The outstanding principal amount of
                                the Note and any accrued and unpaid interest thereon will be due and payable on the 8th anniversary of the date of issuance (the
                                "Maturity Date"). [To have the same maturity as the New High Yield Debt]

Interest:                       Payable semi-annually in cash on the
                                outstanding principal amount of the Note at a rate of 12% per annum (the "Interest Rate").
                                Interest must be paid to the extent permitted under the New Credit Facility and indenture governing the New High Yield Debt. In the event that any interest is not paid on any required payment date, interest will accrue on such unpaid interest at the Interest Rate.

Mandatory Repayment:            The Note must be repaid in
                                full plus all accrued and unpaid interest immediately (i) upon a change of control of RACI or Remington (as determined under the New Credit
                                Facility or the indenture governing the New High
                                Yield Debt) or sale of all or substantially all the assets of RACI or Remington, (ii) concurrently with the closing of an initial public offering of RACI that includes a primary offering, and prior to the closing of an initial public offering of RACI that includes a secondary offering only, or (iii) upon receipt of notice from C&D Fund IV of (A) an acceleration of Indebtedness (as defined in the Indenture governing the New High Yield Debt) under the New High

----------
/1/ Amount subject to finalization to ensure C&D Fund IV will own under 50% of RACI's outstanding stock post-closing.

                                Yield Debt or the New Credit Facility or any refinancing thereof, or if none of such Indebtedness is then outstanding, an acceleration of Indebtedness in an aggregate amount in excess of $7.5 million or (B) a payment default on the Note.

Mandatory Prepayment:           RACI will use available liquidity to prepay
                                principal to the extent permitted under the New
                                Credit Facility and the indenture governing the New High Yield Debt.

Optional Prepayment             RACI may prepay all or a portion of the
                                principal at any time without any prepayment penalty to the extent permitted under the New
                                Credit Facility and the indenture governing the New High Yield Debt.

Dividends, Etc.                 So long as the Note remains outstanding, RACI
                                will not pay any dividends or distributions
                                (including in redemption of shares) to its equity holders, excluding repurchases of shares of Common Stock, Deferred Shares and Options upon or following termination of employment pursuant to the Management Agreements or other management stock option plans approved by the board of directors of RACI.

Other Covenants.                None.

Ranking: The Note will rank pari passu with the RACI B Senior Note and be senior to all other indebtedness of RACI.

Transfer Restrictions:          The Note will be freely transferable in whole or
                                in part, subject to compliance with applicable securities laws and subject to the Investor's right of first offer described below.

Right of First Offer            The Investor will have a right of first offer on
                                customary terms over any proposal to sell all or a portion of the Note to any person other than
                                (i) an affiliate of the holder, or (ii) pursuant to a distribution to C&D Fund IV's partners and thereafter, to the partners and former partners of its general partner.

Governing Law:                  New York

                                   EXHIBIT A-2

                     Summary of Terms of RACI B Senior Note

Issuer:                         RACI

Holder:                         C&D Fund IV

Principal Amount:               To be determined prior to or at Closing.2

Maturity:                       The outstanding principal amount of the Note and
                                any accrued and unpaid interest thereon will be due and payable on the 9th anniversary of the date of issuance (the "Maturity Date").

Interest:                       Payable semi-annually in cash on the outstanding
                                principal amount of the Note at a rate of 15% per annum (the "Interest Rate"). Interest must be paid to the extent permitted under the New
                                Credit Facility and indenture governing the New
                                High Yield Debt. In the event that any interest is not paid on any required payment date, interest will accrue on such unpaid interest at the Interest Rate.

Mandatory Repayment:            The Note must be repaid in full plus all accrued
                                and unpaid interest and the Applicable Premium, if any, immediately (i) upon a change of control of RACI or Remington (as determined under the New Credit Facility or the indenture governing the New High Yield Debt) or sale of all or substantially all the assets of RACI or Remington, (ii) concurrently with the closing of an initial public offering of RACI that includes a primary offering, and prior to the closing of an initial public offering of RACI that includes a secondary offering only, or (iii) upon receipt of notice from C&D Fund IV of a payment default on the Note.

----------
/2/ Amount subject to finalization to ensure C&D Fund IV will own under 50% of RACI's outstanding stock post-closing.

Optional Prepayment:            RACI may prepay all or a portion of the
                                principal of the Note at any time for an amount equal to the sum of such principal (or portion thereof), a ratable share of accrued and unpaid interest, and the Applicable Premium, to the extent permitted under the New Credit Facility and the indenture governing the New High Yield
                                Debt.

Applicable Premium:             With respect to a repayment of the Note as
                                described under "Mandatory Repayment" or
                                "Optional Prepayment" above, the "Applicable
                                Premium" will equal an amount sufficient to provide the holder with an internal rate of return of 18% in respect of the principal of the Note (or in the case of a partial prepayment, in respect of such portion of the principal of the Note that is prepaid).

Dividends, Etc.:                So long as the Note remains outstanding, RACI
                                will not pay any dividends or distributions
                                (including in redemption of shares) to its equity holders, excluding repurchases of shares of Common Stock, Deferred Shares and Options upon or following termination of employment pursuant to the Management Agreements or other management stock option plans approved by the board of directors of RACI.

Other Covenants:                None.

Ranking: The Note will rank pari passu with the RACI A Senior Note and be senior to all other indebtedness of RACI.

Transfer Restrictions:          The Note will be freely transferable in whole or
                                in part, subject to compliance with applicable securities laws and subject to the Investor's right of first offer described below.

Right of First Offer            The Investor will have a right of first offer on
                                customary terms over any proposal to sell all or a portion of the Note to any person other than
                                (i) an affiliate of the holder, or (ii) pursuant to a distribution to C&D Fund IV's partners and thereafter, to the partners and former partners of its general partner.

Governing Law:                  New York.

                                                                  CONFORMED COPY

                                    EXHIBIT B

                   Summary of Terms of Shareholders Agreement

Parties to Agreement:           RACI
                                C&D Fund IV (including all partners of C&D Fund
                                IV and any partners or former partners of the general partner of C&D Fund IV) Investor

Board of Directors of RACI:     RACI will be managed by a board of directors
                                consisting of initially 12, and following the resignation of the first Initial Independent
                                Director (as defined below), 11 members.

                                C&D Fund IV will have the right to nominate to the board (i) two members for so long as C&D Fund IV holds at least 10% of the outstanding shares of Common Stock and (ii) one member for so long as C&D Fund IV holds at least 1% but less than 10% of the outstanding shares of Common Stock.

                                The Investor will have the right to nominate to the board (i) two members for so long as the Investor holds at least 10% of the outstanding shares of Common Stock and (ii) one member for so long as the Investor holds at least 1% but less than 10% of the outstanding shares of Common Stock.

                                Each of C&D Fund IV and the Investor will agree to vote its shares of Common Stock to elect each of B. Charles Ames, Hubbard C. Howe, Leon J. Hendrix, Jr. and Thomas L. Millner (the "Named Existing Directors") as a director of RACI:

                                (i) in the case of B. Charles Ames, Hubbard C. Howe and Leon J. Hendrix, Jr., for so long as such director owns at least 1% of the outstanding shares of Common Stock; and

                                (ii) in the case of Thomas L. Millner, for so long as he remains the Chief Executive Officer of RACI,

                                provided that C&D Fund IV and the Investor may mutually agree to remove any person described in clause (i) or (ii).

                                The appointment, removal and replacements of the remaining four members will be mutually agreed upon by the Investor and C&D Fund IV, with the initial members (the "Initial Independent Directors") to be agreed upon prior to the closing of the Investment. The Investor and C&D Fund IV will appoint by mutual agreement any replacement director to fill any vacancy in the seats held by the Named Existing Directors.

                                Notwithstanding the foregoing, following the repayment in full of the RACI A Senior Notes and the RACI B Senior Notes, (i) the appointment, removal and replacement of the Initial Independent Directors may be made by a majority vote of the outstanding shares of Common Stock,
                                (ii) the appointment of any new director to fill a vacancy created by the resignation of any Named Existing Director may be made by a majority vote of the outstanding shares of Common Stock, and (iii) the number of directors will be increased so that the appointment, removal and replacement of a majority of the members of the board (including the Initial Independent Directors and any new director to fill a vacancy created by the resignation of any Named Existing Director) may be made by a majority vote of the outstanding shares of Common Stock.

Board of Directors of           The board of directors of Remington will consist
Remington:                      of the same number of directors, and will have
                                the same composition, as the board of directors of RACI.

Decisions of the Board of       Except for those matters specified in Schedule
Directors of RACI and           A, all matters will be determined by the board
Remington:                      of directors through a simple majority vote of
                                the directors present. The matters specified in Schedule A will require the affirmative vote of nine directors until the RACI A Senior Notes and the RACI B Senior Notes are repaid in full, at which time such matters will be determined through a simple majority vote of the directors present.

Executive Committee of the      The Executive Committee will consist of four
Board of Directors of RACI and  directors. The initial members of the Executive
Remington:                      Committee will be Leon J, Hendrix, Jr., Thomas
                                L. Millner, one director nominated by C&D Fund
                                IV and one director nominated by the Investor.
                                Any replacements of Leon J. Hendrix, Jr. and
                                Thomas L. Millner will be appointed by mutual agreement by the Investor and C&D Fund IV.

Other Board Committees:         As determined by the board of directors of RACI
                                or Remington, as applicable.

Decisions of Shareholders:      Except as set forth below, all matters to be
                                determined by shareholders under Delaware law shall be determined through a simple majority vote in accordance with Delaware law. In no event will RACI or Remington take any of the following actions without the prior written approval of each of C&D Fund IV and the
                                Investor:

                                (a) a sale of RACI or Remington through a sale
                                    of shares, merger, recapitalization, sale of substantially all of the assets of RACI and its Subsidiaries, taken as a whole, or other similar transaction (a "Sale of the Company");

                                (b) the appointment and termination of the Chief
                                    Executive Officer of RACI and Remington;

                                (c) any amendment to the charter and bylaws of
                                    RACI and Remington or this Shareholders
                                    Agreement;

                                (d) any increase or decrease in the number of
                                    directors of the boards of directors of RACI and Remington;

                                (e) any transaction between RACI or its
                                    Subsidiaries, on the one hand, and any
                                    shareholder, director or officer of RACI or any of its Subsidiaries or affiliate of any such Persons, on the other hand, having a value in excess of $500,000, other than customary transactions with any management shareholders in connection with customary employment arrangements; and

                                (f) any termination or amendment of the C&D
                                    Consulting Agreement or the BRS Consulting
                                    Agreement.

                                Notwithstanding the foregoing, following the repayment in full of the RACI A Senior Notes and the RACI B Senior Notes:

                                (a) a Sale of the Company will not require the
                                    prior written approval of C&D Fund IV;
                                    instead, C&D Fund IV, or any of its
                                    Affiliates, will have a right of first offer on customary terms to purchase RACI or Remington, as the case may be, provided, that if neither C&D Fund IV nor any of its Affiliates exercise such right of first offer, C&D Fund IV and its Affiliates shall
                                    (i) consent to, vote for, participate in (on the same terms and conditions as the Investor) and raise no objection against a Sale of the Company, and (ii) exercise any "drag-along" right or other similar right granted to C&D Fund IV and/or its Affiliates with respect to the capital stock, stock appreciation rights, profit participation interests or other similar rights of RACI or its Subsidiaries; and

                                (b) the appointment and termination of the Chief
                                    Executive Officer of RACI and Remington will not require the prior written approval of C&D Fund IV; instead, such appointment and termination will require the affirmative vote of at least 73% of all directors then in office.

Transfer Restrictions:          No transfer of shares other than in accordance
                                with the transfer restrictions contained in the Shareholders Agreement and applicable securities laws.

Permitted Transfers             Each party may transfer to any of its affiliates
                                so long as such transferee agrees to be bound by the Shareholders Agreement. Each of the Investor and C&D Fund IV may distribute its shares of Common Stock to its partners and thereafter, to the partners and former partners of its general partner, which shares will be subject to the Shareholders Agreement and each transferee will be deemed to have granted an irrevocable power of attorney to the Investor's or C&D Fund IV's general partner, as applicable, granting it the power to vote and to dispose of such shares in its sole discretion and to take any other action contemplated by the Shareholders Agreement.

Tag-Along Rights:               Each party will have tag-along rights, on
                                customary terms, in the event of a transfer by C&D Fund IV or the Investor of all or any portion of its shares of Common Stock to any person other than an affiliate of the transferor.

Right of First Offer:           Each of C&D Fund IV and the Investor will have a
                                right of first offer on customary terms over any proposal to sell any shares of Common Stock by the other to any person other than an affiliate of the transferor. Any third party purchaser of Common Stock following a waiver of a right of first offer will be required to agree to be bound by the Shareholders Agreement.

Pre-emptive Rights:             No shareholder will have pre-emptive rights,
                                except that each of C&D Fund IV and the Investor shall have preemptive rights with respect to any issuance of shares of capital stock or securities convertible into shares of capital stock of RACI or its Subsidiaries to any person, except pursuant to the existing management stock option plan or any other management stock option plan approved by the board of directors of RACI.

Registration Rights:            Each party will be entitled to the rights and
                                subject to the obligations set forth in the Registration and Participation Agreement, dated as of November 30, 1993, which will be amended and restated in its entirety at the Closing. The shares of Common Stock issued to the Investor will constitute "Registrable Securities". The
                                Amended and Restated Registration and
                                Participation Agreement will provide for the following:

       Demand Registration      Holders of 50% or more of the outstanding Common
       Rights:                  Stock comprising Registrable Securities may
                                initiate an initial registration.

                                Holders of 20% or more of the outstanding Common Stock comprising Registrable Securities may initiate subsequent registrations.

       Piggy-Back Registration  Holders of Registrable Securities have customary
       Rights:                  piggy-back registration rights.

       Expenses:                RACI will bear the registration expenses of the
                                first five demand registrations. In relation to all other demand registrations, the expenses will be apportioned among the participating holders.

       Underwriters' Lock-up:   If RACI files a registration statement for an
                                underwritten public offering of Common Stock, no holder of Registrable Securities may transfer any shares of Common Stock in a public sale
                                (including a sale under Rule 144) during the 20 days before and the 180 days after the effective date of the registration statement, or such shorter period as the underwriters may agree. In no event will the Investor be subject to a longer lockup period than any other shareholder.

Information Rights              RACI will provide the Investor and C&D Fund IV
                                with annual, quarterly and monthly financial statements of RACI and its Subsidiaries and such other information as the Investor may reasonably request.

Access RACI will provide each of C&D Fund IV and the Investor with such access to information and management as it may reasonably request.

Repurchases from Employees:     In the event that C&D Fund IV is given the
                                opportunity to exercise any right of first refusal or other right to repurchase any options or shares of capital stock from any employees of the Company, the Investor will be given the opportunity to purchase its pro rata share of such options or shares of capital stock.

Amendment                       The Shareholders Agreement may only be amended
                                by written agreement executed by C&D Fund IV, the Investor and RACI.

Termination:                    The Shareholders Agreement will terminate upon
                                an initial public offering of shares of Common
                                Stock.

Governing Law:                  New York

                                   SCHEDULE A

                          Supermajority Voting Matters

         1. The entry by RACI or its Subsidiaries into a line of business unrelated to the lines of businesses that RACI or Remington has at closing.

         2. The incurrence by RACI or its Subsidiaries of indebtedness for borrowed money (or the guarantee of indebtedness of any Person other than RACI or a Subsidiary of RACI) in excess of $5 million at any time outstanding.

         3. The acquisition by RACI or its Subsidiaries of any assets, outside of the ordinary course of business, having a value in excess of $5 million.

         4. The disposition by RACI or its Subsidiaries of any assets, outside of the ordinary course of business, having a value in excess of $5 million.

         5.     Any voluntary liquidation or dissolution of RACI or Remington.

         6. Any issuance of shares of capital stock or securities convertible into shares of capital stock, stock appreciation rights, profit participation interests or other similar rights of RACI or its Subsidiaries to any person, except pursuant to any management stock option plan approved by a supermajority of the board of directors of RACI following the Closing, or pursuant to the Management Agreements in effect at the Closing.

         7. The declaration of dividends or other distributions or repurchases or redemptions of capital stock or options by RACI or Remington, other than dividends by Remington to RACI to enable RACI to pay interest and principal on the Note, and repurchases of shares of Common Stock, Deferred Shares and Options upon or following termination of employment pursuant to the Management Agreements or other management stock options approved by the board of directors of RACI.

         8. The appointment or termination of senior management, other than the Chief Executive Officer, of RACI or Remington.

         9. The creation of any compensation or option plan and the setting of annual compensation for any members of senior management of RACI and its Subsidiaries.